EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of May 3, 2022 (the “Effective Date”), by and between Torrid Holdings Inc., a Delaware corporation (the “Company”), and Lisa M. Harper (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party.” This Agreement (including the Exhibits hereto) supersedes all prior and contemporaneous oral or written employment agreements or arrangements among the Parties and their Affiliates (as defined below) with respect to the subject matter hereof. Unless otherwise indicated, capitalized terms used herein are defined in Section 3(f) hereof.
RECITALS:
A.Effective as of the Effective Date, the Company shall employ Executive, and Executive agrees to be employed by the Company, in each case, in accordance with the terms and conditions set forth in this Agreement.
AGREEMENT:
NOW, THEREFORE, in consideration of the promises and the covenants set forth in this Agreement and for other valuable consideration, the Parties hereby agree as follows with respect to the terms of Executive’s employment on and after the Effective Date:
1.Employment.
(a)Title and Duties. The Company hereby employs Executive as Chief Executive Officer (“CEO”), assigned with the responsibility to do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company and its subsidiaries that are normally associated with the position of CEO. Executive shall continue to serve on the Company’s Board of Directors (the “Board”), and for so long as Executive is employed by the Company, the Company will annually nominate Executive for election to the Company’s Board of Directors; provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. Executive hereby accepts such employment and agrees to devote her full time and energies to fulfill all her responsibilities to the Company. In addition, so long as Executive is employed by the Company, Executive (i) shall report directly to the Board, (ii) shall have such authorities and duties customarily associated with a CEO in a company the nature and size of the Company, (iii) shall be permitted to engage in charitable and other activities, including managing her personal and family activities as long as such activities do not materially interfere with her duties to the Company, and (iv) with the prior written consent of the Board (which may be granted or withheld in its sole discretion), may serve on outside boards of directors (it being understood that Executive may continue to serve on the board of directors of the two private companies on which she currently serves and as previously disclosed to the Board) so long as such service does not materially interfere with the performance of Executive's duties hereunder or create a potential business or fiduciary conflict.
(b)Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and the Board, or any committee thereof to which the Board has delegated responsibility for compensation matters. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

(c)Term. Executive’s employment under this Agreement shall begin on the Effective Date and shall continue until the date Executive’s employment terminates pursuant to Section 3 herein (the “Term”).
2.Compensation. In consideration for all services rendered by Executive under this Agreement, Executive shall receive the compensation described in this Agreement. All such compensation shall be paid subject to appropriate tax withholding and any other withholdings required by law or authorized by Executive.
(a)Base Salary. Executive shall be paid a base salary at the annualized rate of $1,000,000, less payroll deductions and all required withholdings, payable in periodic installments in accordance with the Company’s normal payroll practices (the “Base Salary”). Executive’s Base Salary will be reviewed annually and may be adjusted by the Board in its discretion, provided however, that the Base Salary may only be reduced upon Executive’s written consent. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.
(b)Annual Bonus. For Fiscal Year 2022 and each fiscal year thereafter during the Term:
(i)Executive will be entitled to participate in the Company’s annual bonus plan, which bonus plan (and the associated targets therefor) will be proposed by the Compensation Committee of the Board (the “Committee”) in consultation with Executive, with an annual target bonus amount equal to 150% of Executive’s Base Salary at the highest rate in effect during the applicable annual performance period, subject to standard deductions and withholdings.
(ii)Executive’s bonus target will be reviewed annually and may be adjusted by the Board, provided however, that the bonus target may only be reduced upon Executive’s written consent. Except as expressly provided in Section 3(e) below, Executive must be employed on the date the bonus is awarded to be eligible for the bonus payment; the bonus will not be pro-rated in the event Executive’s employment is terminated for any reason. Any earned bonus shall be paid to Executive fully in cash promptly following the completion of the Company’s audit for the relevant performance period, but in any event no later than the completion of the calendar year following the fiscal year for which such bonus was earned. Executive’s bonus with respect to the 2022 fiscal year will be prorated, calculated based on the bonus that Executive would have received based on actual performance multiplied by a fraction, the numerator of which is the number of days during the 2022 fiscal year that Executive was employed and the denominator of which is the total number of days during the 2022 fiscal year.
(c)Equity. Subject to approval by the Committee, as soon as reasonably practicable following the Effective Date, Executive shall be granted 300,000 performance stock units of the Company (the “PSUs”) pursuant to the Company’s 2021 Long-Term Incentive Plan (the “Plan”). The PSUs will vest in accordance with and otherwise be subject to the terms and conditions of the Plan and the PSU Agreement attached hereto as Exhibit A.
(d)Benefits. During employment hereunder, Executive shall be entitled to receive those medical, dental, vision and insurance benefits which are routinely made available to executive officers of the Company.

(e)Expense Reimbursement. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting her duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty (30) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive. The Company shall pay directly to Executive’s financial advisor and attorneys, including tax counsel, the reasonable fees and expenses incurred by such financial advisor and attorneys in the review and negotiation of this Agreement and the agreements and documents referred to in Section 2(c) hereof to which Executive is a party in an aggregate amount for all such fees and expenses not to exceed $10,000, within 30 days after Executive submits documentation supporting such fees and expenses.
(f)Relocation.
(i)Executive agrees that she shall relocate to the Los Angeles, California metropolitan area at her convenience following the Effective Date. In connection therewith, Executive shall be eligible to receive the Company’s standard relocation benefits package in accordance with the terms and conditions thereof but without duplication of the relocation benefits described in Section 2(f)(ii) below.
(ii)Promptly following Executive’s presentation to the Company of reasonable supporting documentation therefor, the Company shall reimburse Executive for the reasonably incurred out-of-pocket monthly cost of maintaining a temporary residence in the Los Angeles, California area during the period from the Effective Date until the first to occur of the six-month anniversary of the Effective Date and Executive’s purchase or lease of her permanent residence in the Los Angeles, California area. Promptly following Executive’s presentation to the Company of reasonable supporting documentation therefor, the Company shall also reimburse Executive for the reasonably incurred out-of-pocket cost in connection with moving Executive’s household from her current principal residence to the Los Angeles, California area (including any cost of moving Executive’s household from temporary to permanent housing in the Los Angeles, California area and the broker fees on the sale of her current principal residence, but not including any losses, fix-up costs or similar costs in connection with the sale of her current principal residence or purchase of her residence in the Los Angeles, California area). Each payment made to Executive under this Section 2(f) will be fully grossed up for all applicable taxes withheld or otherwise payable by Executive (determined after giving effect to any available deductions for relocation expenses Executive incurs), including taxes payable by Executive on such grossed up amount, with such gross up payment being made within 60 days of the end of each calendar year in which any relocation payment is made to Executive. Any reimbursements contemplated by this Section 2(f) will be paid by the Company to Executive pursuant to the Company’s usual expense reimbursement policies, but in no event later than thirty (30) days after the end of the calendar month following the month in which such expenses are submitted by Executive.
(g)Personal Time Off. Executive shall be entitled to paid time off in accordance with the Company’s policies applicable to executives.
3.Termination.
(a)Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions (except that any termination for “Cause” as defined below may only be made as provided in clause (i) below):

(i)Termination for Cause. The Board may terminate Executive’s employment under this Agreement for “Cause” (as defined below) by delivery of written notice to Executive. Any notice of termination given pursuant to this Section 3(a) shall effect termination as of the date of the notice, or as of such other date as specified in the notice.
(ii)Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company, but not later than 30 days after such notice.
(b)Termination by Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:
(i)Termination by Executive for Good Reason. Executive may terminate her employment under this Agreement for “Good Reason” (as defined below) in accordance with the procedures specified in Section 3(f)(ii) below.
(ii)Termination by Executive Without Good Reason. Executive may terminate Executive’s employment hereunder for other than Good Reason upon at least 60 days’ advance written notice to the Company. The Company may shorten or eliminate such 60 day notice period, which will not be considered to be a termination by the Company without Cause under Section 3(a)(ii).
(c)Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).
(d)Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.
(e)Compensation Upon Termination.
(i)Death or Complete Disability. If, during the Term of this Agreement, Executive’s employment shall be terminated by death or Complete Disability as provided in Section 3(f)(i), the Company shall pay to Executive, or to Executive’s heirs, as applicable, (1) Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, (2) unreimbursed business expenses in accordance with Section 2(e) hereof, (3) unreimbursed relocation payments in accordance with Section 2(f) hereof (including any gross up payment referred to therein), payable in accordance therewith, and (4) any earned but unpaid annual bonuses for performance periods which ended on or prior to the date of termination, to be paid at the time provided in Section 2(b) hereof, but in no event later than 60 days following the last day of the fiscal year in which such termination occurs (collectively, the “Accrued Amounts”). In addition, Executive shall continue to have (x) the rights provided under Section 8 below, and (y) Executive's rights with respect to the PSUs granted to her under the PSU Agreement, in each case, in accordance with and subject to the terms and conditions of the PSU Agreement and the Plan (collectively, the “Continuing Rights”). The Company shall thereafter have no further obligations to Executive and/or to Executive’s heirs under this Agreement, except as otherwise provided by law.

(ii)With Cause or Without Good Reason. If, during the Term of this Agreement, Executive’s employment is terminated by the Board for Cause, or Executive terminates Executive’s employment hereunder without Good Reason, the Company shall pay Executive the Accrued Amounts and Executive shall have the Continuing Rights. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.
(iii)Without Cause or For Good Reason. If, during the Term of this Agreement, the Company terminates Executive’s employment without Cause or Executive resigns Executive’s employment for Good Reason, the Company shall pay Executive the Accrued Amounts and Executive shall have the Continuing Rights. In addition, subject to Executive (A) timely complying with the requirements of Section 4 of this Agreement, (B) furnishing to the Company an executed waiver and release of claims in the form attached hereto as Exhibit B (or in such other form as may be specified by the Company in order to comply with then-existing legal requirements to effect a valid release of claims) (the “Release”) no later than forty-five (45) days following Executive’s termination; and (C) allowing the Release to become effective in accordance with its terms, then Executive shall be entitled to the following severance benefits:
(1)payment of an amount equal to 200% of Executive’s Base Salary as in effect at the time of termination (but determined prior to any reduction in Base Salary that would give rise to Executive’s right to voluntarily resign for “Good Reason” pursuant to Section 3(f)(ii)), less required deductions and withholdings, payable in equal installments in accordance with the Company’s regular payroll practices over the twelve (12) month period following the date of Executive’s separation from service; provided, however, that any amounts otherwise scheduled to be paid prior to the effectiveness of the Release shall instead accrue and be paid in the first payroll period following the Release effective date, with the remainder of the payments to be made as originally scheduled, subject to any delay in payment required under Section 7; and
(2)if Executive is eligible for and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or analogous provisions of state law (collectively, “COBRA”) for herself and/or her eligible dependents under the Company’s group health insurance plans following the termination of her employment, then the Company shall pay the COBRA premiums necessary to continue the health insurance coverage in effect for Executive and/or her eligible dependents as of the termination date, until the earliest of: (A) thirty-six (36) months following Executive’s termination date (the “COBRA Severance Period”); (B) the expiration of Executive’s eligibility for continuation coverage under COBRA; and (C) the date when Executive becomes eligible for substantially equivalent group health insurance coverage in connection with new employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). If Executive becomes eligible for coverage under another employer’s group health plan, or otherwise ceases to be eligible for COBRA coverage during the COBRA Severance Period, Executive must immediately notify the Company of such event, and the Company’s obligation to pay COBRA premiums on Executive’s behalf shall cease. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially it or Executive incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or her eligible dependents elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health

Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the COBRA premium for the first month of coverage), and shall be paid until the earlier of (i) expiration of the COBRA Severance Period or (ii) the date that Executive becomes eligible for substantially equivalent group health insurance coverage in connection with new employment. For purposes of this Agreement, any COBRA premiums that are payable by the Company shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
(f)Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(i)Complete Disability. “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, even with reasonable accommodation, because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician reasonably acceptable to both the Company and Executive, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.
(ii)Good Reason. “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent:
(1)a material reduction in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction, including, without limitation, removal of Executive as CEO of the Company, but not including Executive’s failure to be elected to the Board following nomination as contemplated by Section 1(a);
(2)a material reduction of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time; or
(3)any material breach of this Agreement by the Company;
provided, however, that such termination by Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (A) Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (C) Executive terminates her employment within thirty (30) days following the end of the Cure Period.

(iii)Affiliate. “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.
(iv)Cause. “Cause” for the Board to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Board, in its sole discretion:
(1)Executive’s willful misconduct, including, but not limited to, dishonesty which materially and adversely reflects upon Executive’s ability to perform Executive’s duties for the Company,
(2)Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony,
(3)Executive’s fraud, embezzlement or theft against the Company,
(4)Executive’s material breach of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between Executive and the Company or any material written policy or code of conduct of the Company, or
(5)Executive’s willful and habitual failure to attend to Executive’s duties, after written notice to Executive and no less than a 90 day period to cure such failure provided such failure to perform is subject to cure with the passage of time.
Notwithstanding the foregoing, Executive’s employment shall not be terminated for Cause under Clause (4) or (5) unless and until Executive is given written notice by the Company of the events giving rise to a termination for Cause and at least ten (10) calendar days to cure such circumstances (if capable of cure).
(g)Company Positions. Upon any termination of employment with the Company, Executive will resign, and will be deemed to have automatically resigned, without the requirement of any other action, from all positions with the Company and its subsidiaries (the “Company Group”), including as a member of the Board.
4.Returning Company Property. In the event of Executive’s termination of employment for any reason, Executive shall, prior to or on such termination date in the event of Executive’s resignation for any reason, or no later than five (5) days following such termination date in the event of Executive’s termination of employment for any other reason, deliver to the Company (and will not maintain possession of or deliver to anyone else) any and all devices, records, data, data bases software, software documentation, laboratory notebooks, notes, reports, proposals, lists, customer lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the above aforementioned items belonging to any member of the Company Group or their successors or assigns.
5.Confidential and Proprietary Information. As a condition of continued employment Executive agrees to abide by the terms of the Proprietary Information and Inventions Agreement attached hereto as Exhibit C (“PIIA”). Executive recognizes that Executive’s employment with the Company will involve contact with information of substantial value to the Company Group, which is not generally known in the trade, and which gives the

Company Group an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company Group (hereinafter referred to as “Confidential and Proprietary Information”). Executive will at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and will not, either during Executive’s employment with the Company Group or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company Group, without the prior written consent of the Company.
6.Conflict Of Interest.
(a)Loyalty. During the Term, Executive shall devote her full time and energies to fulfill all responsibilities to the Company in the capacity set forth in Section 1(a); provided that Executive shall be permitted to engage in charitable and other activities, including managing her personal and family activities as long as such activities do not materially interfere with her duties to the Company, and, with the prior written consent of the Board (which may be granted or withheld in its sole discretion), Executive may serve on outside boards of directors so long as such service does not create a potential business or fiduciary conflict or materially interfere with the performance of her duties to the Company.
(b)Covenant Not to Compete. During the Term and during any period thereafter in which Executive is receiving severance benefits from the Company pursuant to Section 3(e)(iii)(1) hereof, Executive shall not engage in competition with the Company Group or any its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company Group, except with the prior written consent of the Board; provided that (i) in the event of a Change of Control (as such term is defined in the Plan), the foregoing restrictions shall only apply to the businesses the Company Group was engaged in (and actively preparing to engage in as evidenced by the Company’s business plans and activities undertaken prior to any such Change of Control) immediately prior to such Change of Control transaction, and (ii) except as otherwise provided in this Agreement, the PIIA, or applicable state or federal law governing the use of trade secrets or other confidential information or misappropriation of customers or other business relationships, there are no other restrictions on Executive’s activities following her termination of employment with the Company. For the avoidance of doubt, Executive’s continued service on the board of directors of the two private companies on which she currently serves (as previously disclosed by Executive to the Board) shall not violate the provisions of this Section 6(b). In addition, Executive’s continued ownership of securities of those private investments previously disclosed by Executive to the Board or in professionally managed funds over which Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 6(b). This Section 6(b) will not apply following Executive’s termination of employment with the Company to the extent Executive’s subsequent employment is based in California.
(c)Agreement not to Participate in the Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly,

any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. The continued ownership by Executive of securities of those private investments previously disclosed by Executive to the Board or in professionally managed funds over which Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 6(c).
7.Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A to the maximum extent applicable. However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service or (ii) Executive’s death.
Executive shall receive severance benefits only if Executive timely complies with the requirements of Section 4 of this Agreement and executes and returns to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, the Release, and permits such Release to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the Release will not be deemed effective any earlier than the Release Deadline (i.e., the 52nd day following the separation from service date). None of the severance benefits will be paid or otherwise delivered prior to the effective date (or deemed effective date) of the Release. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness or deemed effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.
It is the intent of the Parties that this Agreement shall be interpreted, construed and operated in compliance with any applicable provisions of Section 409A and the Treasury Regulations promulgated thereunder. To the extent that future regulations or guidance issued pursuant to Section 409A or the Treasury Regulations promulgated thereunder require any amendments to this Agreement as to the form and timing of the payment of benefits hereunder, the Parties agree that they will consent to, and make, such amendments, subject, in each such case, to the preservation of the Parties’ respective economic interests and legal rights and obligations hereunder and provided such amendment does not impose on Executive any additional taxes, interest or penalties under Section 409A. For the avoidance of doubt, Executive’s prior written consent shall be necessary with respect to any amendments to PSU Agreement.

With respect to any payment constituting nonqualified deferred compensation subject to Section 409A: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.
8.Indemnification. The Company hereby covenants and agrees to indemnify Executive and hold Executive harmless to the fullest extent permitted by applicable laws against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, losses, damages and reasonable out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorney’s fees and expenses) resulting from Executive’s good faith performance of Executive’s duties and obligations with the Company Group or as the fiduciary of any benefit plan of the Company Group. To the extent permitted by applicable laws, the Company, within thirty (30) days of presentation of invoices, shall reimburse Executive for all reasonable and documented out-of-pocket legal fees and disbursements incurred by Executive in connection with any such indemnifiable matter; provided that Executive shall consult with the Company prior to selecting Executive’s counsel and shall obtain the Company’s approval, which approval shall not be unreasonably withheld, of such counsel. In addition, the Company shall cover Executive under its directors and officers liability insurance policy both during the Term and during the six-year period thereafter in the same amount and to the same extent, if any, as the Company covers its other officers and directors during any such period of time. In no event shall Executive be liable to the Company or any member of the Company Group as a result of the performance of Executive’s duties hereunder except as a result of Executive’s willful misconduct or knowing violation of applicable law. The Company shall ensure that its constituent documents shall at all times provide for the maximum limitation on liability for their officers and directors that is permitted by applicable law as in effect from time to time.
9.Certain Tax Matters. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any payment or distribution of any type to or for Executive by the Company (or by any Affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder)), or any Affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments. The determination of whether the Total Payments shall be reduced and the amount of such reduction shall be provided to Executive by the Company, together with detailed supporting calculations and documentation as soon as practicable following the occurrence of the relevant triggering event, and, absent manifest error, such determination shall be final and binding upon Executive and the Company. In the event a portion of the Total Payments is required to be reduced, they shall be reduced in the following order of priority in a manner consistent with Section 409A: (a) first from cash compensation that is exempt from Section 409A, (b) next from equity compensation that is exempt from Section 409A, then (c) from payments that are subject to Section 409A in reverse chronological order of scheduled distribution.

10.Assignment. This Agreement may not be assigned by Executive. This Agreement shall bind and inure to the benefit of the successors and assigns of the Company, as well as Executive’s heirs, executors, administrators, and legal representatives. The Company shall obtain from any of its successors, before any such succession takes place, an agreement to assume the obligations of the Company and perform all of the terms and conditions of this Agreement applicable to the Company. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
11.Notices. All notices or demands of any kind required or permitted to be given by any Party under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:
To the Company:        Torrid Holdings Inc.
                18305 East San Jose Avenue
                City of Industry, California 91748
                Attn: Head of Human Resources

To Executive:            At the address then on file with the Company

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Any Party may change its address for notices by giving notice to the other Parties in the manner specified in this section.
12.Waiver. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
13.Choice Of Law; Waiver of Jury Trial. This Agreement will be governed by the internal laws of the State of Delaware. Each of the Parties submits to the co-exclusive jurisdiction of the United States District Court and any Delaware state court sitting in Wilmington, Delaware over any lawsuit under this Agreement and waives any objection based on venue or forum non conveniens with respect to any action instituted therein. Executive acknowledges and agrees that Executive was represented by counsel in connection with the negotiation of this Agreement. Executive acknowledges and agrees that, pursuant to Section 925 of the California Labor Code, (i) Executive has waived the application of California law to this Agreement and any disputes under this Agreement, (ii) Executive has waived any right to have any disputes under this Agreement adjudicated in California, and (iii) Executive acknowledges and agrees that any disputes under this Agreement shall not be deemed to be a controversy arising in California. Each of the Parties waives the necessity for personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested), in each case directed to such party in accordance with Section 12 hereof, and service so made will be deemed to be completed on the date of delivery. Each of the undersigned consents to service of process as aforesaid. Nothing in this Agreement will prohibit personal service in lieu of the service by mail contemplated herein. THE PARTIES

HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
14.Severability. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.
15.Complete Agreement. This Agreement, including the Exhibits hereto, and the Plan and the PSU Agreement, constitute the entire agreement between the Parties and their respective Affiliates in connection with the subject matter hereof and supersedes any and all prior or contemporaneous oral and written agreements or understandings among the Parties and their respective Affiliates. This Agreement may be modified or terminated only by written agreement signed by each of the Parties.
16.Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
17.Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.
18.Trade Secrets of Others. It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its Affiliates any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement (including the PIAA) is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

19.Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement (including the PIAA) shall be interpreted so as to impede Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of applicable law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive shall not be required to notify the Company that such reports or disclosures have been made.
20.Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.
21.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.
22.Miscellaneous. Executive acknowledges full understanding of the matters set forth herein and the obligations undertaken upon the execution hereof.
[Signatures only on following page.]

IN WITNESS WHEREOF, the parties have executed this EXECUTIVE EMPLOYMENT AGREEMENT as of the date first written above.

TORRID HOLDINGS INC.

By: ______/s/     Brian Park ___________________________________

Name:     Brian Park
Title:     Secretary

EXECUTIVE:

__________/s/ Lisa M. Harper_________________________________
LISA M. HARPER

EXHIBIT A
PERFORMANCE STOCK UNIT AGREEMENT

EXHIBIT B
RELEASE AND WAIVER OF CLAIMS

EXHIBIT C
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT